Exhibit 4

JOINT FILING AGREEMENT

     This will confirm the agreement by and between the undersigned that the Statement on Schedule 13D (the “Statement”) filed on or about this date relating to the offer by Ebro Puleva Partners G.P., a Delaware general partnership, and a direct and indirect wholly-owned subsidiary of Ebro Puleva S.A., sociedad anónima organized under the laws of Spain, to purchase all of the outstanding shares of common stock, par value $1.00 per share of Riviana Foods Inc., a Delaware corporation, is being filed on behalf of the undersigned.

     Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf of the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     This Agreement may be executed in one or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

Date: August 4, 20004

EBRO PULEVA S.A.

	By:	/s/Antonio Hernández Callejas

Name: Antonio Hernández Callejas
Title: Chief Executive Officer

EBRO PULEVA PARTNERS G.P.

By: EBRO PULEVA S.A.,
its General Partner

	By:	/s/Antonio Hernández Callejas

Name: Antonio Hernández Callejas
Title: Chief Executive Officer

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